EXHIBIT 1

FOR IMMEDIATE RELEASE                                              JULY 31, 2002


           ANNOUNCEMENT OF ACQUISITION OF BCP SHARES BY CAIXA GERAL DE
             DEPOSITOS FROM COMPANHIA DE SEGUROS MUNDIAL CONFIANCA

Lisbon, July 31, 2002 - In accordance with article 17 of the Portuguese Securities Code, Banco Comercial Portugues (BCP, NYSE:BPC, LSE: BCG) hereby announces that it has received the following information dated July 25, 2002 sent by Companhia de Seguros Mundial Confianca, S.A. in accordance with article 16 of the Portuguese Securities Code:

"According to the legislation in force we hereby inform that this Company, has sold today, to Caixa Geral de Depositos, S.A., in the OTC market, 55,032,232 BCP shares which correspond to 2.37% of the share capital of the Bank.

After this sale, Companhia de Seguros Mundial-Confianca, S.A. has reduced its participation to 0.01% of the share capital of Banco Comercial Portugues, S.A..

We further inform that Mundial Confianca is fully owned by Parbanca, SGPS, S.A., a company which itself is also fully owned by Caixa Geral de Depositos, S.A."

Companhia de Seguros Mundial Confianca now holds 0.0184% of the voting rights corresponding to Banco Comercial Portugues share capital.

In connection to this transaction we also announce that we have received the following information, dated July 25, 2002, from Caixa Geral de Depositos in accordance with the above mentioned legal framework:

"We hereby inform that Caixa Geral de Depositos, S.A. acquired, today from Companhia de Seguros Mundial-Confianca, S.A., in the OTC market, 55,032,232 BCP shares which correspond to 2.37% of the share capital of the Bank.

After this acquisition, considering that Caixa Geral de Depositos, S.A. already owned 139,602,893 shares of the above mentioned company, the total number of shares currently owned by this Financial Institution is 194,635,125 which correspond to approximately 8.37% of the share capital of Banco Comercial Portugues, S.A.."

Caixa Geral de Depositos now holds 8.3928% of the voting rights corresponding to Banco Comercial Portugues share capital.


Banco Comercial Portugues
End of Announcement.


                                  Page 4 of 4